[LetterHead of MGT]

Securities and Exchange Commission

Division of Corporate Finance

100 F Street, NE

Washington, DC 20549

Attention:  Melissa Feider, Staff Accountant

BY EDGAR TRANSMISSION

May 12, 2008

Ladies and Gentlemen

Re: MGT Capital Investments, Inc (File no. 001-32698) Form 10-K for Fiscal Year Ended December 31 2007

This advises you that MGT Capital Investments, Inc. intends to respond to the Division’s comment letter, dated April 28, 2008, regarding the referenced Form 10-K by May 30, 2008.

Yours sincerely

ALLAN ROWLEY

CHIEF FINANCIAL OFFICER